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                                                                HEI Exhibit 99.1
                                                                ----------------



                                AMENDMENT 1998-1
                                     TO THE
              HAWAIIAN ELECTRIC INDUSTRIES RETIREMENT SAVINGS PLAN
              ----------------------------------------------------

     In accordance with Section 10.1 of the Hawaiian Electric Industries Retirement Savings Plan (the "Plan"), the Hawaiian Electric Industries, Inc. Pension Investment Committee hereby amends the Plan as follows:

     1.  Section 1.7 is deleted in its entirety and is replaced by a new Section
1.7 to read as follows:

          "1.7  Compensation means all straight-time pay and commissions paid or
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          accrued during the Plan Year for services rendered to a Participating
          Employer. Compensation shall include elective contributions made by a Participating Employer to this Plan or to a cafeteria plan that are excluded from the taxable income of the Employee under Sections 402(e)(3) or 125 of the Code. Compensation shall not include overtime or premium pay, discretionary bonuses, reimbursements or other expense allowances, fringe benefits, deferred compensation, welfare benefits, or contributions (except for elective contributions) by a Participating Employer to this Plan or any other employee benefit plan. Compensation earned prior to an Eligible Employee becoming a Participant shall not be counted in determining contributions to the Plan. Compensation shall be limited to $160,000 annually, as adjusted for increases in the cost of living in accordance with Sections 401(a)(17)(B) and 415(d) of the Code.

          Effective January 1, 1999, 'Compensation' means the Employee's Box 1, W-2 earnings for the year, modified (i) to exclude discretionary bonuses, fringe benefits, reimbursements, moving expenses and other expense allowances, and special executive compensation; and (ii) to include elective contributions made by a Participating Employer to this Plan or to a cafeteria plan that are excluded from the taxable income of the Employee under Sections 402(e)(3) or 125 of the Code. Special executive compensation is noncash compensation and nonqualified deferred compensation available only to a select group of management Employees. Compensation earned prior to an Eligible Employee becoming a Participant shall not be counted in determining contributions to the Plan. Compensation shall be limited to $160,000 annually, as adjusted for increases in the cost of living in accordance with Sections 401(a)(17)(B) and 415(d) of the Code.
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          'ADP Compensation' means the Employee's Box 1, W-2 earnings for the year, without modification. ADP Compensation shall be limited to $160,000 annually, as adjusted for increases in the cost of living in accordance with Sections 401(a)(17)(B) and 415(d) of the Code.

          '415 Compensation' means the Employee's Box 1, W-2 earnings for the year, modified to include elective contributions made by a Participating Employer to this Plan or to a cafeteria plan that are excluded from the taxable income of the Employee under Sections 402(e)(3) or 125 of the Code."

     2.  Section 4.1(b)(6) is deleted in its entirety and is replaced by a new
Section 4.1(b)(6) to read as follows:

          "(6) For purposes of this Section 4.1, 'compensation' shall mean ADP Compensation."

     3.   Section 4.5(d)(2) is deleted in its entirety and is replaced by a new
Section 4.5(d)(2) to read as follows:

          "(2)  The term 'compensation' shall mean 415 Compensation."

     Except as otherwise provided, the foregoing amendments shall be effective January 1, 1998.

     TO RECORD the adoption of these amendments to the Plan, the Hawaiian Electric Industries, Inc. Pension Investment Committee has caused this document to be executed this 14th day of December, 1998.
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                                              HAWAIIAN ELECTRIC INDUSTRIES, INC.
                                              PENSION INVESTMENT COMMITTEE


                                              By   /s/ Constance H. Lau
                                               -------------------------------
                                                      Its member and Secretary

                                              By   /s/ Peter C. Lewis
                                               -------------------------------
                                                      Its member

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